As filed with the Securities and Exchange Commission on December 22, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LOGITECH INTERNATIONAL S.A.

(Exact name of registrant as specified in its charter)

Canton of Vaud, Switzerland	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6505 Kaiser Drive

Fremont, California 94555

(510) 795-8500

(Address, including zip code, of principal executive offices)

LifeSize Communications, Inc. 2003 Stock Option Plan

(Full title of the plan)

Erik Bardman

Senior Vice President, Finance and Chief Financial Officer

Logitech International S.A.

c/o Logitech Inc.

Fremont, California 94555

(510) 795-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven V. Bernard, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer  ☒        Accelerated filer  ☐         Non-Accelerated filer  ☐        Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Registered Shares, par value of CHF 0.25 each, issuable in respect of assumed stock options	1,023,672(2)	$4.77(3)	$4,882,915.44(3)	$348.15(3)
Registered Shares, par value of CHF 0.25 each, issuable in respect of stock options that may be granted after the date of this registration statement	186,207(4)	$16.66(5)	$3,102,208.62(5)	$221.19(5)

(1)	This registration statement shall also cover any additional shares which become issuable under the LifeSize Communications, Inc. 2003 Stock Option Plan, as amended, by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the registrant. The shares under the LifeSize Communications, Inc. 2003 Stock Option Plan will be treasury shares currently held by the registrant, shares to be repurchased by the registrant or will be issued from conditional shares approved by the registrant’s shareholders.
(2)	Represents shares subject to issuance upon the exercise of outstanding stock options granted under the LifeSize Communications, Inc. 2003 Stock Option Plan, as amended, and assumed by the registrant on December 11, 2009 pursuant to an Agreement and Plan of Merger, as amended, by and among Logitech Inc., a wholly owned subsidiary of the registrant, Agora Acquisition Corporation, a wholly owned subsidiary of Logitech Inc., LifeSize Communications, Inc., the Stockholders’ Representative and the Escrow Agent (the “Merger Agreement”). The number of shares has been adjusted by an exchange ratio calculated pursuant to the Merger Agreement.
(3)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.
(4)	Represents reserved but unissued shares under the LifeSize Communications, Inc. 2003 Stock Option Plan as of December 11, 2009. The number of shares has been adjusted by an exchange ratio calculated pursuant to the Merger Agreement.
(5)	Calculated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the registrant’s shares as reported on The Nasdaq Global Select Market on December 18, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the Commission on June 1, 2009 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant’s Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of the registrant’s shares contained in the registrant’s Registration Statement on Form 8-A filed with the Commission on March 5, 1997, together with Amendment No.1 on Form 8-A filed with the Commission on November 29, 2006, and including any other amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6.	Indemnification of Officers and Directors.

The registrant has entered into agreements to indemnify its officers and directors. These agreements are between the respective officer or director and the registrant, and cover claims brought under U.S. or Swiss laws to the fullest extent permitted by Swiss law. In addition, Logitech Inc., a wholly owned United States subsidiary of the registrant, has entered into separate indemnification agreements with the registrant’s officers and directors. The agreements with Logitech Inc. may be broader in certain respects than those entered into with the registrant. These agreements, among other things, indemnify directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the registrant, arising out of such person’s services as a director or officer of the registrant. The registrant believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Item 8.	Exhibits.

		Incorporated by Reference				Filed Herewith
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.

5.1	Opinion and consent of Lenz & Staehelin					X

10.1	LifeSize Communications, Inc. 2003 Stock Option Plan					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Lenz & Staehelin (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 22, 2009.

LOGITECH INTERNATIONAL S.A.

By:	/s/ GERALD P. QUINDLEN
Gerald P. Quindlen
President and Chief Executive Officer

By:	/s/ ERIK BARDMAN
Erik Bardman
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald P. Quindlen, Erik Bardman and Thomas Fergoda, and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GERALD P. QUINDLEN Gerald P. Quindlen	President and Chief Executive Officer (Principal Executive Officer)	December 22, 2009

/s/ ERIK BARDMAN Erik Bardman	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	December 22, 2009

/S/ THOMAS FERGODA Thomas Fergoda	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	December 22, 2009

/s/ DANIEL BOREL Daniel Borel	Director	December 22, 2009

/s/ MATTHEW BOUSQUETTE Matthew Bousquette	Director	December 22, 2009

/s/ ERH-HSUN CHANG Erh-Hsun Chang	Director	December 22, 2009

/s/ KEE-LOCK CHUA Kee-Lock Chua	Lead Independent Director	December 22, 2009

/S/ SALLY DAVIS Sally Davis	Director	December 22, 2009

/S/ GUERRINO DE LUCA Guerrino De Luca	Chairman	December 22, 2009

/S/ RICHARD LAUBE Richard Laube	Director	December 22, 2009

/S/ ROBERT MALCOLM Robert Malcolm	Director	December 22, 2009

/s/ MONIKA RIBAR Monika Ribar	Director	December 22, 2009

EXHIBIT INDEX

		Incorporated by Reference				Filed Herewith
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.

5.1	Opinion and consent of Lenz & Staehelin					X

10.1	LifeSize Communications, Inc. 2003 Stock Option Plan					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Lenz & Staehelin (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X